Contacts
Ann Parker	Mike Smargiassi (investors)
Director of Corporate Communications	Ray Yeung (media)
LodgeNet Entertainment Corporation	Brainerd Communicators
605-988-1000	212-986-6667
ann.parker@lodgenet.com	smarg@braincomm.com
yeung@braincomm.com
LODGENET COMPLETES ACQUISITION OF ON COMMAND
Expands Market-Leading Content and Technology Network for Lodging Industry
Grows Capability to Deliver New Interactive Experiences for Customers and Their Guests
     SIOUX FALLS, S.D., April 4, 2007 — LodgeNet Entertainment Corporation (Nasdaq: LNET), a world leader in interactive TV and broadband solutions to hotels and healthcare facilities, today announced that it has completed the acquisition of Ascent Entertainment Group, Inc., the owner of all of the capital stock of On Command Corporation, for a purchase price of $380 million. The combination of LodgeNet and On Command creates a network that delivers interactive solutions to more than 1.8 million hotel rooms throughout the United States, Canada and Mexico.
     “A great interactive experience is a key differentiator for hotel guests,” said Scott C. Petersen, LodgeNet President and CEO. “Over the past several years we have grown from a company that primarily focused on video on demand to a company that delivers a wide variety of interactive solutions that connect, inform and entertain customers of visitor and guest-based businesses. The On Command and recent StayOnline acquisitions are transforming events for our company and major steps forward in our strategic plan that will significantly enhance our ability to serve our customers and their guests now and in the future.”
     “The combination of the three companies provides scale and resources that will enhance LodgeNet’s capability to innovate in developing new interactive solutions for hotels and other guest-based businesses,” continued Petersen. “We will be better able to pool talent and resources to meet the specific needs of these businesses with solutions that include:
•	New content and connectivity opportunities

•	New branding and marketing applications

•	New revenue opportunities

•	Unique interfaces that support customer brands.
The acquisitions also position LodgeNet to create greater shareholder value by realizing strategic and operating synergies in addition to new revenue opportunities,” said Mr. Petersen. “We are and will be highly focused on the integration of these businesses to drive both customer and shareholder value creation, and we remain committed to our disciplined financial approach to our business.”
     LodgeNet purchased Ascent Entertainment Group, Inc. from Liberty Media and its Liberty Satellite & Technology, Inc. subsidiary (the “Transaction”). The purchase price was paid with $332 million in cash and by the issuance of 2.05 million shares of LodgeNet common stock which were valued at $23.35 per share by the parties at the time of the stock purchase agreement in December of 2006, making Liberty a 9.2% shareholder in LodgeNet.

LodgeNet Completes Acquisition of On Command	Page 2
     LodgeNet also announced today that it closed the previously announced Stock Purchase Agreement with PAR Capital Management, under which it purchased 1,000,000 shares of LodgeNet common stock for $23.35 million in cash, with proceeds going to support the acquisition of On Command. The purchase increased PAR’s ownership position in LodgeNet to 9.7%.
     In further support of the Transaction, LodgeNet also completed today a $675 million secured credit facility arranged by Bear Stearns & Co. and Credit Suisse. In addition to providing financing for the Transaction, the new credit facility was used to refinance LodgeNet’s outstanding bank debt of approximately $68,000,000, and will be used to fund LodgeNet’s pending offer to purchase up to $200,000,000 aggregate principal amount of its outstanding 9 1/2% Senior Subordinated Notes due 2013, the tender offer for which was launched on March 26, 2007. The facility also provides a $50 million revolving credit facility for general corporate purposes. The new credit facility carries an interest rate based on LIBOR plus 200 basis points with a rate reduction to LIBOR plus 175 basis points when the total consolidated leverage ratio is below 3.25x.
About LodgeNet
LodgeNet Entertainment Corporation (www.lodgenet.com) is a world leader in interactive TV and broadband solutions to hotels throughout the United States and Canada as well as select international markets. These services include on-demand movies, on-demand games, music and music videos, subscription sports programming and television on-demand programming, as well as high-speed Internet access, all designed to serve the needs of the lodging industry and the traveling public. With the On Command acquisition, LodgeNet provides interactive services to more than 1.8 million hotel rooms in more than 9,300 hotel properties worldwide. In addition, LodgeNet is a leading innovator in the delivery of on-demand patient education, information and entertainment to healthcare facilities. LodgeNet is listed on NASDAQ and trades under the symbol LNET.
Forward-looking statement
Certain statements in this press release constitute “forward-looking statements”. When used in this press release, the words “intends,” “expects,” “anticipates,” “estimates,” “believes,” “goal,” “no assurance” and similar expressions, and statements which are made in the future tense or refer to future events or developments, including, without limitation, those related to estimated free cash flow, cash earnings per share, debt ratios and synergies, are intended to identify such forward-looking statements. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause the actual results, performance or achievements to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. In addition to the risks and uncertainties discussed herein, such factors include, among others, the following: the effects of economic conditions, including in particular the economic condition of the lodging industry, which can be particularly affected by international crisis, acts or threats of terrorism and public health issues; competition from providers of similar services and from alternative systems for accessing in-room entertainment; competition from HSIA providers; changes in demand for our products and services; programming costs, availability, timeliness, and quality; technological developments by competitors; developmental costs, difficulties, and delays; relationships with clients and property owners; the availability of capital to finance growth, the impact of government regulations; potential effects of litigation; risks of expansion into new markets; risks related to the security of our data systems; and other factors detailed, from time to time, in our filings with the Securities and Exchange Commission.

LodgeNet Completes Acquisition of On Command	Page 3
With respect to any acquisition, we are subject to risks that integration costs will exceed expectations, that synergies we anticipate will not be realized, or will take longer than anticipated to realize, that our management and management systems will encounter difficulties in dealing with a bigger, more diversified enterprise, and that the financial results we expect from the acquisition will not be realized. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.
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